Exhibit 99.1

Duoyuan Printing, Inc.	CCG Investor Relations
William Suh, Chief Financial Officer	Mr. Crocker Coulson, President
E-mail: suh.afi@gmail.com	Phone: +1-646-213-1915
Phone: +86 (10) 6021-2222	E-mail: crocker.coulson@ccgir.com

Ms. Linda Salo, Financial Writer
Phone: +1-646-922-0894
E-mail: linda.salo@ccgir.com
Website: http://www.duoyuan.com	Website: http://www.ccgirasia.com/
Duoyuan Printing, Inc. Announces Pricing of Initial Public Offering
Beijing, November 6, 2009 — Duoyuan Printing, Inc. (“Duoyuan” or the “Company”) (NYSE: DYP), a leading offset printing equipment supplier in China, today announced the pricing of its initial public offering of 6,455,918 shares at a price of $8.50 per share, including 955,918 shares being offered by the selling shareholders. The Company has granted the underwriters an option to purchase up to an additional 968,388 shares of common stock to cover over-allotments, if any. Duoyuan’s common stock is expected to begin trading on November 6, 2009 on the New York Stock Exchange under the symbol “DYP.”
Piper Jaffray & Co. acted as the sole book-running manager for the offering, and Roth Capital Partners, LLC acted as the co-manager for the offering. The offering is expected to close on November 12, 2009.
The Company intends to use the net proceeds of approximately $42.3 million to build a factory to manufacture cold-set corrugated paper machines at its Langfang Duoyuan facility, to improve and upgrade its existing manufacturing facilities and production lines and for general corporate purposes.
A copy of the prospectus relating to the offering may be obtained by contacting: Piper Jaffray & Co., 800 Nicollet Mall, Minneapolis, MN 55402, Attn: Equity Capital Markets (800-754-4781).

A registration statement relating to the offering was filed with and declared effective on November 5, 2009 by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Duoyuan Printing, Inc.
Duoyuan Printing, Inc. is a Wyoming corporation and a leading offset printing equipment supplier in China, headquartered in Beijing. Through its principal operating subsidiary, Duoyuan Digital Press Technology Industries (China) Co., Ltd., or Duoyuan China, and Duoyuan China’s manufacturing subsidiaries, namely Langfang Duoyuan Digital Technology Co., Ltd. and Hunan Duoyuan Printing Machinery Co., Ltd., the Company designs, manufactures and sells offset printing equipment used in the offset printing process. For more information, please visit the Company’s website at http://www.duoyuan.com.
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